American Realty Capital Properties Comments on Litigation it Filed Against RCS Capital Corporation

NEW YORK, NY November 12, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) issued the following statement regarding litigation it filed yesterday in the Court of Chancery of the State of Delaware against RCS Capital Corporation (“RCS”) (NYSE: RCAP) in connection with RCAP’s purported termination of the equity purchase agreement, dated September 30, 2014, between RCS and an affiliate of ARCP (the “Purchase Agreement”):

“We continue to believe that RCS’s attempt to terminate the Purchase Agreement constitutes a breach of the Purchase Agreement. Under the circumstances, the independent members of the ARCP Board of Directors and ARCP had no choice but to file this litigation in order to preserve and protect the interests of ARCP’s shareholders under the Purchase Agreement.”

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust ("REIT") focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $30 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors, including the outcome of any legal proceeding that has been or may be instituted by or against ARCP and any of its affiliates relating to the Purchase Agreement, that could cause actual results to differ materially from those contained in the forward-looking statements. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill

212-886-9304